UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

STIFEL FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-9305 (Commission File Number)	43-1273600 (IRS Employer Identification No.)

One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (314) 342-2000

___________________________N/A___________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 9, 2007, Stifel Financial Corp. announced that it has entered into a definitive agreement with BankAtlantic Bancorp, Inc. to acquire its wholly owned subsidiary, Ryan Beck Holdings, Inc. ("Ryan Beck"). Through its subsidiaries, including Ryan Beck & Co., Inc., Ryan Beck provides financial advice and innovative solutions to individuals, institutions, and corporate clients through the activities of approximately 1,100 employees in 43 offices located in 14 states. The transaction is expected to close during the first quarter of 2007. A copy of the related press release is attached hereto as Exhibit 99.1.

The principal economic terms of the transaction are as follows:

  Initial consideration consisting of approximately 2,531,000 shares of Stifel common stock. At closing, Stifel may substitute an amount of cash in lieu of up to approximately 150,000 shares.

  Five-year warrants to purchase up to 500,000 shares of Stifel's common stock, at an exercise price of $36.00 per share.

  Contingent earn-out payments as follows:

    A contingent payment based on defined revenues attributable to specified individuals in Ryan Beck's existing private client division over the two-year period following closing. Assuming such individuals achieve their 2006 revenues annually during the earn-out period, the private client earn-out would approximate $20 million. This earn-out is capped at $40 million.

    A second contingent payment based on defined revenues attributable to specified individuals in Ryan Beck's existing investment banking division. The investment banking earn-out is equal to 25% of the amount of investment banking fees over $25 million for each of the next two years.

    Each of the contingent earn-out payments is payable, at Stifel's election, in cash or common stock.

The number of Stifel shares to be issued in the transaction was determined based upon Ryan Beck's November 30, 2006, net book value of approximately $91.1 million and utilizing a Stifel stock price of $36 per share (approximating the stock price during the period of negotiations).

In addition to the transaction consideration described above, Stifel has agreed to establish a retention program valued at approximately $42 million. Stifel will seek shareholder approval to increase the number of shares available under its shareholder equity plans for such retention programs, as well for the warrants described above and the earn-out consideration, in the event Stifel elects to pay that amount in shares of its common stock. In the event shareholder approval to issue the warrants is not obtained before June 30, 2007, Stifel would substitute $20 million in cash.

Stifel Financial Corp. will hold a conference call on Tuesday, January 9, 2007, at 11:00 a.m. EST. This call will be Web cast and slides can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within Thomson/CCBN's Investor Distribution Network. To participate on the call, please dial 888-676-3684 and request the Stifel Financial Corp. call. A copy, of the related slides, is attached hereto as Exhibit 99.2.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this Form 8-K are "forward-looking statements" within the meaning of U.S. federal securities laws. Stifel intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors and events are beyond Stifel's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this Form 8-K. Stifel does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The information in this exhibit attached hereto will not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of such section, nor will such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Exhibit 99.1:  Press release issued on January 9, 2007.

Exhibit 99.2:  Investor Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STIFEL FINANCIAL CORP.
Date: January 9, 2007	By: /s/ Ronald J. Kruszewski
Name: Ronald J. Kruszewski Title: President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release issued on January 9, 2007.
99.2	Investor Presentation.